EXHIBIT 99

Contact Info:  Mary Ellen Fitzpatrick (978) 656-5520

Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2007 Second Quarter Financial Results and Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)—Jul. 17, 2007—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $2.318 million for the quarter ended June 30, 2007 compared to $2.182 million during the quarter ended June 30, 2006, an increase of 6%.  Diluted earnings per share were $0.29 for the second quarter compared to $0.28 for the same period in 2006, an increase of 4%.

Net income for the six months ended June 30, 2007 amounted to $4.540 million compared to $4.238 million for the same period in 2006, an increase of 7%.  Diluted earnings per share were $0.58 for the six months ended June 30, 2007 compared to $0.54 for the same period in 2006, an increase of 7%.

The company also announced a quarterly dividend of $0.08 to be paid on September 4, 2007 to shareholders of record as of August 14, 2007. The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Year-to-date net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and a decrease in net interest income.

Net interest income for the six months ended June 30, 2007 amounted to $20.1 million compared to $20.5 million for the same period in 2006, a decrease of 2%. Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.55% for the six months ended June 30, 2007, compared to 4.81% for the same period in 2006. Net interest margin for the quarter ended June 30, 2007 was 4.51%  compared to 4.59%  and 4.83% for the quarters ended March 31, 2007 and June 30, 2006, respectively. The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $4.6 million for the six months ended June 30, 2007, an increase of $1.3 million or 40% over the same period in 2006.  The growth resulted primarily from an increase of $487 thousand in gains on security sales, which occurred mainly in the second quarter, and from increases of $329 thousand in investment advisory fees, $214 thousand in bank-owned life insurance income and $200 thousand in deposit-service fees.

Non-interest expense amounted to $17.5 million for the six months ended June 30, 2007 compared to $16.5 million for the same period in 2006, an increase of 6%.  The increases were predominantly in occupancy and compensation-related costs which support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $135 thousand for the six months ended June 30, 2007 compared to $517 thousand for the same period in 2006, a decrease of $382 thousand. The reduced provision reflects continued favorable asset quality. The allowance for loan losses to total loans ratio was 1.65% at June 30, 2007 compared to 1.70% at December 31, 2006.

Key Financial Highlights

•                  Total assets were $1.044 billion at June 30, 2007 as compared to $979.3 million at December 31, 2006, an increase of 7%.

•                  Total loans increased 4% since December 31, 2006, amounting to $794.6 million at June 30, 2007.

•                  Total deposits, excluding brokered deposits, were $818.8 million at June 30, 2007 and $802.6 million at December 31, 2006, an increase of 2%.   Brokered deposits amounted to $120.1 million and $64.9 million on those respective dates.

•                  Investment assets under management increased to $528.3 million at June 30, 2007 compared to $502.1 million at December 31, 2006, an increase of 5%.

•                  Total assets under management amounted to $1.592 billion at June 30, 2007 as compared to $1.503 billion at December 31, 2006, an increase of 6%.

George L. Duncan, Chairman of Enterprise Bancorp, Inc. summarized the June 30, 2007 results by stating, “The flat rate environment and highly-competitive marketplace continue to negatively impact margins and challenge earnings growth across the banking industry in 2007.  In light of this challenging environment, we are very pleased to report year to date 2007 net income growth of 7%. Furthermore, it is gratifying to report that our growth exceeded the $1 billion in assets milestone for the first time. We view this as a significant achievement and one that positions us well for the future.”

John P. Clancy, Jr., Chief Executive Officer, added, “We remain focused on investing in our future and maintaining our commitment to a long-term strategy of geographic expansion and commercial banking growth, delivered by a highly-skilled management team and a well-trained, service-orientated employee base.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  The Company plans to open a new branch facility in the city of Methuen, Massachusetts in early 2008.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and six months ended June 30, 2007 and 2006

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006

Interest and dividend income:
Loans	$14,571	$13,329	$28,840	$25,811
Investment securities	1,367	1,482	2,688	3,048
Short-term investments	35	67	66	160
Total interest and dividend income	15,973	14,878	31,594	29,019

Interest expense:
Deposits	5,447	3,984	10,505	7,299
Borrowed funds	173	190	406	631
Junior subordinated debentures	295	295	589	589
Total interest expense	5,915	4,469	11,500	8,519

Net interest income	10,058	10,409	20,094	20,500

Provision for loan losses	52	244	135	517

Net interest income after provision for loan losses	10,006	10,165	19,959	19,983

Non-interest income:
Investment advisory fees	817	637	1,595	1,266
Deposit service fees	523	412	1,027	827
Bank-owned life insurance	148	41	296	82
Net gains/(losses) on sales of investment securities	425	(39)	478	(9)
Gains on sales of loans	59	34	99	78
Other income	543	505	1,098	1,027
Total non-interest income	2,515	1,590	4,593	3,271

Non-interest expense:
Salaries and employee benefits	5,307	5,007	10,642	10,129
Occupancy expenses	1,735	1,511	3,353	2,935
Audit, legal and other professional fees	496	303	792	625
Advertising and public relations	295	384	557	629
Supplies and postage	249	176	482	401
Investment advisory and custodial expenses	129	116	252	234
Other operating expenses	753	759	1,406	1,521
Total non-interest expense	8,964	8,256	17,484	16,474

Income before income taxes	3,557	3,499	7,068	6,780
Income tax expense	1,239	1,317	2,528	2,542

Net income	$2,318	$2,182	$4,540	$4,238

Basic earnings per share	$0.30	$0.29	$0.58	$0.56

Diluted earnings per share	$0.29	$0.28	$0.58	$0.54

Basic weighted average common shares outstanding	7,797,414	7,637,860	7,772,836	7,620,871

Diluted weighted average common shares outstanding	7,897,422	7,797,892	7,888,515	7,796,826

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2007	2006	2006

Assets
Cash and cash equivalents:
Cash and due from banks	$44,081	$35,583	$36,154
Short-term investments	29,388	15,304	32,638
Total cash and cash equivalents	73,469	50,887	68,792

Investment securities at fair value	137,449	131,540	145,507
Loans, less allowance for loan losses of $13,117 at June 30, 2007, $12,940 at December 31, 2006, and $12,486 at June 30, 2006	781,528	748,173	720,280
Premises and equipment	15,707	16,015	12,985
Accrued interest receivable	5,590	5,464	5,131
Deferred income taxes, net	7,119	6,861	6,937
Bank-owned life insurance	12,483	12,212	13,829
Prepaid expenses and other assets	5,021	1,976	2,315
Income taxes receivable	—	—	811
Core deposit intangible, net of amortization	409	475	542
Goodwill	5,656	5,656	5,656

Total assets	$1,044,431	$979,259	$982,785

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$938,881	$867,522	$890,479
Borrowed funds	5,413	15,105	4,044
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	4,791	6,567	4,786
Income taxes payable	100	92	—
Accrued interest payable	3,101	2,105	1,842

Total liabilities	963,111	902,216	911,976

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—

Common stock $0.01 par value per share; 20,000,000 shares authorized; 7,839,424, 7,722,288 and 7,685,030 shares issued and outstanding at June 30, 2007, December 31, 2006 and June 30, 2006, respectively	78	77	77
Additional paid-in capital	27,101	25,806	25,128
Retained earnings	54,425	51,127	47,206
Accumulated other comprehensive (loss) / income	(284)	33	(1,602)

Total stockholders’ equity	81,320	77,043	70,809

Total liabilities and stockholders’ equity	$1,044,431	$979,259	$982,785

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2007	2006	2006
Balance Sheet Items:
Total assets	$1,044,431	$979,259	$982,785
Loans serviced for others	19,738	21,659	22,608
Investment assets under management	528,284	502,059	440,861
Total assets under management	$1,592,453	$1,502,977	$1,446,254

Book value per share	$10.37	$9.98	$9.21
Dividends per common share	$0.16	$0.28	$0.14
Total capital to risk weighted assets	11.28%	11.37%	11.03%
Tier 1 capital to risk weighted assets	9.97%	10.08%	9.76%
Tier 1 capital to average assets	8.81%	8.47%	8.26%
Allowance for loan losses to total loans	1.65%	1.70%	1.70%
Non-performing loans to total loans	0.38%	0.24%	0.27%

Income Statement Items (annualized):
Return on average assets	0.94%	0.98%	0.92%
Return on average stockholders’ equity	11.55%	12.89%	12.31%
Net interest margin (tax equivalent)	4.55%	4.78%	4.81%

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